Exhibit 99.1

RENAISSANCE LEARNING APPOINTS DELOITTE & TOUCHE AS
INDEPENDENT PUBLIC ACCOUNTANTS

Wisconsin Rapids, Wisconsin - May 22, 2002 - Renaissance Learning(TM), Inc. (Nasdaq: RLRN), a leading provider of comprehensive school improvement programs to the K-12 school market, today announced that it has appointed Deloitte & Touche (Deloitte) as the Company's independent public accountants for the year 2002, replacing Arthur Andersen LLP (Andersen). Deloitte & Touche LLP will be taking over immediately.

"The decision to replace Andersen with Deloitte & Touche as the Company's independent public accountants was not based on any disagreement with Andersen," said Steve Schmidt, Chief Financial Officer of Renaissance Learning. "The Company thanks Andersen, especially the Milwaukee-based team, for its many years of outstanding service."

Renaissance Learning(TM), Inc., is a leading provider of school improvement programs, through research-based software products, teacher training, and consulting. The Company's software products, called learning information systems, give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help master all standards, while reducing teacher paperwork. Adopted by more than 60,000 schools, these software products are among the most popular in schools nationwide, including Accelerated Reader® , Accelerated Math® , STAR Reading® , STAR Math® , STAR Early Literacy (TM), and Perfect Copy (TM). Six additional new software products under development have been announced for shipment in time for the 2002-2003 school year including StandardsMaster (TM), Accelerated Writer (TM), Accelerated Vocabulary (TM), AccelTest (TM), Fluent Reader (TM) and MathFacts in a Flash (TM). The Company's Renaissance (TM) comprehensive school improvement process has been adopted by school districts across the country, and more than 350,000 pre-K-12 educators have received Renaissance training. The Company also provides electronic assessment products and services to educational publishers, and sells enterprise software for training and knowledge management. The Company has six locations and subsidiaries in Australia, Canada, India and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from those encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company's other SEC filings, which factors are incorporated herein by reference.